Exhibit 99.1

Porter Bancorp, Inc. Holds Special Shareholders Meeting

Shareholders Approve Issuance of Common Shares, Amendment of Non-Voting Shares, and Proposal to Implement Increase in Authorized Shares

Exchange Transaction Increases Shareholders’ Equity

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 2, 2015--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, announced today that shareholders approved the issuance of common shares, an amendment of non-voting common shares and a proposal to implement an increase in authorized shares at a special meeting of shareholders held on February 25, 2015.

In comments made at the meeting, John T. Taylor, President and CEO of Porter Bancorp, Inc., stated, “We are pleased our shareholders approved the proposals at today’s meeting. With these approvals, we can complete the previously announced transaction in which we were able to retire our Series A Preferred stock and Series C Preferred stock in exchange for newly issued common and preferred stock. The net effect of the exchange transaction increased our total shareholders’ equity by approximately $7.4 million, increased our common shareholders’ equity by approximately $42.9 million, and our total issued and outstanding common and non-voting shares now total approximately 25.4 million.”

“Shareholder approval was required by NASDAQ for the issuance of the new shares. We are pleased to announce that 93.7% of Porter Bancorp’s shareholders voting on the proposal were in favor of the transaction. We believe this exchange transaction and shareholder approval represent an important step in strengthening our capital position and is consistent with our plans to improve our capital ratios. We also believe the participation of our directors in the exchange highlights their confidence in Porter Bancorp’s future,” concluded Taylor.

At the meeting, shareholders approved proposals for the following:

  Issuing Common Shares, as required by the NASDAQ rules, to permit the conversion of convertible preferred shares issued in the exchange transaction into 4,053,600 Common Shares and 6,458,000 Non-Voting Common Shares;
  Amending provisions governing conversion of the Non-Voting Common Shares into Common Shares to conform to the policy of the Federal Reserve Board and reset the conversion ratio so that each Non-Voting Common Share is convertible into one (1) Common Share; and
  Authorizing the Board of Directors to increase the number of Common Shares and Non-Voting Common Shares that Porter Bancorp is authorized to issue, up to the number approved by shareholders in 2012, on an “as-needed” basis.

About Porter Bancorp, Inc.

Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. PBI Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

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CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer